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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

                                        CINAR CORPORATION
(Name of Issuer)

            Class B Limited Voting Common Stock, no par value
(Title of Class of Securities)

                                                    171905300
(CUSIP Number)

Patrick W.D. Turley, Esq. 1775 I Street, N.W., Washington, DC  20006 (202) 261-3364
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

                                             July 3, 2003
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [   ]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which

CUSIP No. 171905300

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
McElvaine Investment Management Ltd. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	..........................................................................................................................................
	(b)	..........................................................................................................................................

3.	SEC Use Only ...........................................................................................................................

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) .................

6.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	Sole Voting Power 3,022,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 3,022,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,022,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...........

13.	Percent of Class Represented by Amount in Row (11) 8.70%

14.	Type of Reporting Person (See Instructions) CO, IA

CUSIP No. 171905300

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hakuna Matata Holdings Ltd. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	..........................................................................................................................................
	(b)	..........................................................................................................................................

3.	SEC Use Only ...........................................................................................................................

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) .................

6.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	Sole Voting Power 0

	8.	Shared Voting Power 3,022,000

	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 3,022,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,022,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...........

13.	Percent of Class Represented by Amount in Row (11) 8.70%

14.	Type of Reporting Person (See Instructions) HC

CUSIP No. 171905300

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Tim McElvaine N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	..........................................................................................................................................
	(b)	..........................................................................................................................................

3.	SEC Use Only ...........................................................................................................................

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) .................

6.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	Sole Voting Power 0

	8.	Shared Voting Power 3,022,000

	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 3,022,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,022,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...........

13.	Percent of Class Represented by Amount in Row (11) 8.70%

14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 171905300

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Cundill Investment Research Ltd. N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	..........................................................................................................................................
	(b)	..........................................................................................................................................

3.	SEC Use Only ...........................................................................................................................

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) .................

6.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	Sole Voting Power 0

	8.	Shared Voting Power 3,022,000

	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 3,022,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,022,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...........

13.	Percent of Class Represented by Amount in Row (11) 8.70%

14.	Type of Reporting Person (See Instructions) CO, IA

CUSIP No. 171905300

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
The Peter Cundill Trust N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	..........................................................................................................................................
	(b)	..........................................................................................................................................

3.	SEC Use Only ...........................................................................................................................

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) .................

6.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
	7.	Sole Voting Power 0

	8.	Shared Voting Power 3,022,000

	9.	Sole Dispositive Power 0

	10.	Shared Dispositive Power 3,022,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,022,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...........

13.	Percent of Class Represented by Amount in Row (11) 8.70%

14.	Type of Reporting Person (See Instructions) OO

This Amendment No. 2 to the Statement on Schedule 13D originally filed on July 29, 2002 (the "Initial Filing"), as amended by Amendment No. 1 filed on September 9, 2002, is filed by McElvaine Investment Management Ltd., a Canadian corporation ("MIML"), Hakuna Matata Holdings, Ltd., a Canadian holding company, ("HM Holdings"), Tim McElvaine, a Canadian citizen ("McElvaine"), Cundill Investment Research Ltd., a Canadian corporation ("CIR") and The Peter Cundill Trust, a trust organized under the laws of Bermuda ("Trust") (MIML, HM Holdings, McElvaine, CIR and Trust, are sometimes also referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons"). The sole purpose of this filing is to include new Exhibit No. 7 as part of this Statement on Schedule 13D. Each of the Items in the Initial Filing and in Amendment No. 1, including Item 4, are incorporated by reference herein in their entirety (except to the extent that they have been previously amended and restated).

Item 7.	Material to Be Filed as Exhibits

The following exhibits have been previously filed with the Initial Filing and are incorporated by reference herein:

Exhibit 1 - Power of Attorney for McElvaine Investment Management Ltd.

Exhibit 2 - Power of Attorney for Hakuna Matata Holdings, Ltd.

Exhibit 3 - Power of Attorney for Tim McElvaine

Exhibit 4 - Power of Attorney for Cundill Investment Research Ltd.

Exhibit 5 - Power of Attorney for The Peter Cundill Trust

Exhibit 6 - Joint Filing Agreement Among the Reporting Persons

The following exhibit is filed herewith:

Exhibit 7 - Letter of Tim McElvaine of McElvaine Investment Management Ltd. to the Quebec Securities Commission dated July 3, 2003

Signature

The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Statement is true, complete and correct. The undersigned agree to the filing of this single Amendment No. 2 to the Statement on Schedule 13D.

MCELVAINE  INVESTMENT MANAGEMENT LTD.

Date: July 3, 2003                                By: /s/ Patrick W.D. Turley

Patrick W.D. Turley

Attorney-in-Fact*

HAKUNA MATATA HOLDINGS LTD.

Date: July 3, 2003                                By: /s/ Patrick W.D. Turley

          Patrick W.D. Turley

Attorney-in-Fact*

TIM MCELVAINE

Date: July 3, 2003                                 By: /s/ Patrick W.D. Turley

Patrick W.D. Turley

Attorney-in-Fact*

CUNDILL INVESTMENT RESEARCH LTD.

Date: July 3, 2003                                By: /s/ Patrick W.D. Turley

Patrick W.D. Turley

Attorney-in-Fact*

THE PETER CUNDILL TRUST

Date: July 3, 2003                                By: /s/ Patrick W.D. Turley

Patrick W.D. Turley

Attorney-in-Fact*

*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.